Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PRINCETON BANCORP, INC.

FIRST. The name of the corporation (the “Corporation”) is Princeton Bancorp, Inc.

SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is c/o Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania 19603.

THIRD. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Law of 1988, the Act approved December, 1988, P.L. 1444, as amended (the “Pennsylvania Business Corporation Law”).

FOURTH. The term of the Corporation’s existence is perpetual.

FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of common stock without par value (“Common Stock”).

SIXTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

SEVENTH. Subsection 1. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than twenty-five (25) members in number, as fixed exclusively by the board of directors of the Corporation from time to time pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred.

Subsection 2. The shareholders of the Corporation may remove from office the entire board of directors or any individual director only for cause (as hereinafter defined). Such removal shall be made by the vote of shareholders cast in favor of the resolution for the removal of such director for cause constituting at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors. If the board or any one or more directors is so removed for cause, new directors may be elected at the same meeting. “Cause” shall mean any one of the following: (i) there is a judicial declaration that the director is of unsound mind; (ii) the director is convicted of an offense punishable by imprisonment for a term of more than one year; (iii) the director breaches or fails to perform the statutory duties of that director’s office and the breach or failure constitutes self-dealing, willful misconduct or recklessness; or (iv) the Corporation is ordered by the Board of Governors of the Federal Reserve or its designee or the New Jersey Department of Banking and Insurance to remove the director. The shareholders shall not be permitted to remove the board, a class of the board or any one or more directors without Cause. The amendment or repeal of this subsection shall not apply to any incumbent director during the balance of the term for which the director was elected. The Board of Directors also may remove a director pursuant to the provisions set forth in the Bylaws.

EIGHTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

NINTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

TENTH. A special meeting of the shareholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors, (ii) shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting, or (iii) such officers as may be provided in the Bylaws.

ELEVENTH. The authority to make, amend, alter, change or repeal the By-Laws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast a majority of the votes which all shareholders are entitled to cast.

TWELFTH. A director of the Corporation shall not be personally liable to the Corporation or its shareholders or creditors for monetary damages for any action taken, or any failure to take any action, except to the extent such exemption from liability or limitation thereof is not permitted under the Pennsylvania Business Corporation Law as the same exists today or may hereafter be amended as provided in the last sentence of this Article TWELFTH. Any amendment, modification, repeal or adoption of any provision inconsistent with the foregoing sentence shall be prospective only, and neither the repeal or modification of this Article TWELFTH nor the adoption of any provision inconsistent with this Article TWELFTH shall adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption of such inconsistent provision. If the Pennsylvania Business Corporation Law is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Pennsylvania Business Corporation Law, as so amended.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SIXTH through THIRTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by the affirmative vote of shareholders of the Corporation entitled to cast a majority of the votes which all shareholders of the Corporation are then entitled to cast.

FOURTEENTH: Subsection 1. No Material Shareholder shall Acquire Voting Control of the Corporation, at any time, except in accordance with the provisions of Article FOURTEENTH. The terms “Acquire,” “Voting Control,” “Group Acting in Concert,” “Material Shareholder” and “Person” as used in this Article FOURTEENTH are defined in subsection 4 hereof.

Subsection 2. If shares of the outstanding common stock of the Corporation are acquired by a Material Shareholder which, but for the application of this Article FOURTEENTH, would cause the Material Shareholder to Acquire Voting Control of the Corporation in violation of this Article FOURTEENTH, all shares which would have caused the Material Shareholder to acquire Voting Control (i.e. all shares in excess of 9.9 percent (9.9%) of the issued and outstanding common stock of the Corporation) (as determined without regard to this Subsection 2) shall be considered from and after the time of acquisition by such Material Shareholder to be “excess shares” for purposes of this Article FOURTEENTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection 2, any Material Shareholder still shall be deemed to be in Voting Control of the Corporation based on the number of votes then entitled to be cast (rather than the number of issued and outstanding shares of common stock of the Corporation), then shares held in excess of one share less than the number of shares deemed to confer Voting Control upon such Material Shareholder also shall not be entitled to vote on any matter or take any other shareholder action. Subsequent reductions in voting rights in accordance with the foregoing shall be effected as many times as necessary to carry out the purposes of this Article. The provisions of this Subsection 2 deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Material Shareholder who has acquired Voting Control.

Subsection 3. The provisions of this Article FOURTEENTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Corporation entitled to cast eighty percent (80%) or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article FOURTEENTH) and such transaction was approved in advance by the board of directors of the Corporation.

Subsection 4. For purposes of this Article FOURTEENTH:

A. The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

B. “Voting Control” means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than 9.9 percent (9.9%) of the issued and outstanding common stock of the Corporation; provided that (i) the solicitation, holding and voting of proxies obtained by the board of directors of the Corporation shall not constitute Voting Control, and (ii) any trustee or member of any administrative committee of a Tax-Qualified Employee Stock Benefit Plan shall not be deemed to have Voting Control of the Corporation as a result of their control of a Tax-Qualified Employee Stock Benefit Plan.

C. The term “Person” includes an individual, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company.

D. The term “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan of the Corporation or any subsidiary, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, that, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.

E. The term “Material Shareholder” means any Person who as of March 11, 2022 beneficially owned more than nine percent (9.0%) of the outstanding shares of common stock of The Bank of Princeton.

Subsection 5. The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article FOURTEENTH, on the basis of information known to the Board, if and when A material Shareholder has acquired Voting Control of the Corporation, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified in this Article FOURTEENTH. Any such determination shall be conclusive and binding for all purposes of this Article FOURTEENTH. The board of directors of the Corporation also shall have the power, by a two-thirds (2/3) or greater vote, to render the terms of this Article FOURTEENTH inapplicable to any Material Shareholder, which determination by the Board shall be irrevocable.

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